Exhibit E
DIVIDEND REINVESTMENT PLAN
     The Fund will operate a Dividend Reinvestment Plan (the “Plan”), sponsored and administered by U.S. Bancorp Fund Services, LLC (the “Agent”). Pursuant to the Plan, the Fund’s income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, are reinvested in shares of the Fund.
     Shareholders automatically participate in the Plan, unless and until an election is made to withdraw from the Plan on behalf of such participating shareholder. Shareholders who do not wish to have Distributions automatically reinvested should so notify the Agent in writing at Global Real Estate Investments Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee Wisconsin 53201 or overnight express mail to 615 E. Michigan Street, Milwaukee Wisconsin 53201. Such written notice must be received by the Agent 30 days prior to the record date of the Distribution or the shareholder will receive such Distribution in shares through the Plan. Under the Plan, the Fund’s Distributions to shareholders are reinvested in full and fractional shares as described below.
     When the Fund declares a Distribution, the Agent, on the shareholder’s behalf, will receive additional authorized shares from the Fund either newly issued or repurchased from shareholders by the Fund and held as treasury stock (“Newly Issued Shares”). The number of shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund’s net asset value per share.
     The Agent will maintain all shareholder accounts in the Plan and furnish written confirmations of all transactions in the accounts, including information needed by shareholders for personal and tax records. The Agent will hold shares in the account of the Plan participant in non-certificated form in the name of the participant, and each shareholder’s proxy will include those shares purchased pursuant to the Plan. Each participant, nevertheless, has the right to receive certificates for whole and fractional shares owned. The Agent will distribute all proxy solicitation materials to participating shareholders.
     In the case of shareholders, such as banks, brokers or nominees, that hold shares for others who are beneficial owners participating in the Plan, the Agent will administer the Plan on the basis of the number of shares certified from time to time by the record shareholder as representing the total amount of shares registered in the shareholder’s name and held for the account of beneficial owners participating in the Plan.
     Neither the Agent nor the Fund shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except such as expressly set forth herein. Neither shall they be liable hereunder for any act done in good faith or for any good faith omissions to act, including, without limitation, failure to terminate a participant’s account prior to receipt of written notice of his or her death or with respect to prices at which shares are purchased or sold for the participants account and the terms on which such purchases and sales are made, subject to applicable provisions of the federal securities laws.

     The automatic reinvestment of Dividends will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such Dividends. See “U.S. Federal Income Tax Matters.”
     The Fund reserves the right to amend or terminate the Plan. There is no direct service charge to participants with regard to purchases in the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the participants.
     All correspondence concerning the Plan should be directed to the Agent at Global Real Estate Investments Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee Wisconsin 53201 or overnight express mail to 615 E. Michigan Street, Milwaukee Wisconsin 53201. Certain transactions can be performed by calling the toll free number 1-866-622-3864.
Adopted by the Board of Trustees on October 12, 2009